UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2012

Graymark Healthcare, Inc.

(Exact name of registrant as specified in charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 N. Robinson Ave., Suite 400 Oklahoma City, Oklahoma		73102
(Address of Principal Executive Offices)		(Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2012, Graymark Healthcare, Inc. (the “Company”) received a delisting determination letter from the staff of The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s failure to regain compliance with The Nasdaq Capital Market minimum bid price requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(a)(2). The delisting determination letter also stated that the Company was not in compliance with the initial listing requirement of The Nasdaq Capital Market of having a minimum stockholders’ equity of $4 million, and was therefore not eligible to receive an additional 180 days to gain compliance with the minimum bid price rule. Unless an appeal is filed, as discussed below, the Company’s common stock will be delisted from The Nasdaq Capital Market, trading of the Company’s common stock will be suspended at the opening of business on June 28, 2012, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company intends to appeal the Nasdaq Staff’s determination and request a hearing to appeal such determination within seven calendar days of receipt of the letter. While the appeal process is pending, the suspension of trading of the Company’s common stock will be stayed, and the common stock will continue to trade on the Nasdaq Capital Market. Failure to request a hearing by 4:00 p.m. (Eastern Time) on June 26, 2012 will result in the suspension of trading and delisting of the Company’s common stock under the terms of the delisting determination letter.

The delisting determination letter states that if the Company requests an appeal, the Company will be asked to provide a Hearing Panel with a plan to regain compliance. The Company’s plan would include a discussion of the events that the Company believes will enable it to timely regain compliance and a commitment to effect a reverse stock split, if necessary. If the Company appeals the delisting determination, the appeal will stay the suspension of the Company’s securities and the filing of the Form 25-NSE until a hearing process concludes and the Hearing Panel has issued a written decision. There can be no assurance that the Hearing Panel will grant the Company’s request for continued listing in this written decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2012	GRAYMARK HEALTHCARE, INC.

	By:	/s/ Stanton Nelson
Stanton Nelson Chief Executive Officer